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                                                                    EXHIBIT 10.2
                                                                    ------------

            AMENDMENT NUMBER ONE TO RESELLER AND SERVICES AGREEMENT
                        BETWEEN CABLETRON SYSTEMS, INC.
                       AND DIGITAL EQUIPMENT CORPORATION

     This Agreement, dated February 7, 1998, constitutes Amendment number one
(1) to the Reseller and Services Agreement by and between Cabletron Systems, Inc. ("Seller") and Digital Equipment Corporation ("Digital") dated November 24, 1997 ("Reseller Agreement"). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Reseller Agreement.

     WHEREAS, Seller and Digital desire to amend certain provisions of the Reseller Agreement,

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Digital hereby agree as follows:

The Reseller Agreement is hereby amended by either substituting the following sections and appendices for the corresponding sections and appendices contained in the Reseller Agreement or, in cases where a particular section set forth below is not currently contained in the Reseller Agreement (as indicated by the words "(Insert as new section)" immediately preceding the new section), by inserting such section into the appropriate place in the Reseller Agreement. To the extent that the insertion of a new section would alter the section numbering of the Reseller Agreement, the Reseller Agreement should be renumbered accordingly. For the purposes of this Amendment, however, preexisting sections will be numbered as they were in the Reseller Agreement prior to this Amendment.

1.40 "PRODUCT INFORMATION" shall mean descriptions, documentation, technical tips, Software support tools, publications, technical newsletters, training materials and all other information in any media which Digital may reasonably require in order to sell, support and maintain the Products and/or deliver Services to Customers.

4.4 The price of Spare Parts used for the provision of Contract Services of NPB Products shall be [ * ] from the pricing set forth in Sections 4.1 and 4.2. Unless otherwise agreed between the parties, no MDF or incentive programs shall apply to such purchases. The price for repair services for NPB Product Spare Parts

* Confidential Treatment has been requested as to certain portions of this agreement. The term "Confidential Treatment and the mark (*) is used throughout this agreement in order to indicate that material has been omitted and separately filed with the Securities and Exchange Commission.

provided in connection with Digital's provision of Contract Services for NPB Products shall be [ * ].

4.7 Seller's prices, when sold and/or shipped to Digital, shall include all charges such as packaging, packing, customs duties imposed before passage of title, and all taxes except sales, use and other such taxes imposed upon the sale or transfer of Product for which Digital is solely responsible under applicable law and for which Digital is properly in voiced by Seller. If Product or Spare Parts are supplied without normal packaging or packing, Seller will pass on to Digital its resultant cost savings in connection therewith.

6.1 Prior to delivery, Seller shall insure that all Products conform in all material respects to the guidelines set forth on Schedules 6.1 and 6.1.1 as applicable.

6.2 Digital may perform source inspection and quality assurance reviews in accordance with the Quality Assurance Guidelines contained in Schedules
      6.1 and 6.1.1 as applicable, but this shall in no way relieve Seller of its obligation to materially conform to the guidelines set forth in Schedules 6.1 and 6.1.1 respectively, nor does said right of inspection waive (i) any of Seller's obligations hereunder; (ii) the rights of Digital to inspect the Products upon delivery; or (iii) the specific Product Warranty provisions. Seller shall assist Digital, at Digital's request, in performing such inspection and reviews.

6.3 Seller shall have fourteen (14) days from the date of notification by Digital of a deviation from the Quality Assurance Guidelines or, for Seller Products, the quality guidelines established by the parties pursuant to the Service Implementation Plan described in Section 8.2.3, to cure such deviation. In the event such a deviation is not cured within fourteen (14) days, Digital, at its option, may:

6.3.2 immediately terminate Seller's right to continue to use the Digital Marks on any Digital-Branded Products.

*    Confidential Treatment

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7.4   Seller shall pay Digital [ * ]. The foregoing takes into account the fact that Digital will provide as part of the Warranty Services (i) call handling, (ii) pur chasing, stocking and storage of Spare Parts and replacement whole units, and (iii) logistics and revision management, and will not be providing repair services.

8.2.3 Digital shall not commence its obligations under Sections 8.2.1 and 8.2.2 until ninety (90) days following the Closing Date. During such ninety (90) day period, Seller and Digital shall enter into a mutually agreeable service implementation plan (the "Service Implementation Plan") which provides sufficient additional details beyond the contractual provisions necessary to ensure a quality service delivery and an efficient working relationship between Seller and Digital for the servicing of Seller Products. Such Service Implementation Plan shall include, but not be limited to, sufficient detail on: (i) quality; (ii) Product Information and documentation in any medium and from any Seller source, system, or database; and (iii) branding. The agreement by the parties with respect to such plan shall be subject to the Escalation Process contained in Schedule
      3.1 of the Reseller Agreement, and the scheduling of the agreement process shall be given sufficient priority to ensure its successful completion.

8.8 Seller acknowledges that Digital's worldwide implementation of the Services contemplated by this Agreement will likely be accomplished in a phased approach. Seller also acknowledges that Digital's ability and commitment to perform such Services is greatly dependent on Seller's delivery to Digital of all necessary training, tools, diagnostics, information and support ("Readiness Requirements") in a timely and efficient manner. As such, Seller will work with Digital to establish a Service Readiness Plan, (the "Plan"). The Plan shall be incorporated by reference into this Agreement, and shall establish detailed operational instructions concerning how to invoke the service relationship created by this Agreement. The parties

*    Confidential Treatment

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       agree to assign the necessary resources to begin the development of the
       Plan immediately upon execution of this Agreement. Specifics to be included in the Plan shall be: (i) Seller's deliverables respecting Digital's implementation of Warranty Services and Contract Services; (ii) logistics planning and disposition requirements; (iii) training and information/documentation deliverables for all NPB Products, Digital-Branded Products and Seller Products; (iv) Digital staffing and training requirements to satisfy mutually acceptable certification levels; (v) field deployment (persons/equipment); (vi) communications and infrastructure requirements; (vii) problem tracking and reporting requirements; (viii) sales forecasting details (types/frequency) by region/territory; and (ix) service quality metrics. Readiness Requirements for New Products shall be added to the Plan by amendment.

8.13 Seller will package Spare Parts consistent in all material respects with MCS' current packaging requirements, a copy of which is attached hereto as Schedule 6.1.

8.15 Seller's exclusive remedies for Digital's failure to perform Services in accordance with the applicable descriptions of such Services agreed to by the parties are i) to request that Digital perform conforming Services; or ii) to receive a refund of the amount(s) paid to Digital for such Services. Digital shall not be liable for any costs or other expenses incurred by Seller in connection with such failure.

9.1.1. Digital may terminate this license with respect to an individual Digital-Branded Product if Seller neglects or fails to perform or observe any of the obligations set forth on Schedule 9.1.1 with respect to such individual Digital-Branded Product if Digital determines, in its sole discretion, that such neglect or failure causes a material adverse effect on Digital's trademark rights, and such condition is not remedied within thirty (30) days after written notice of such neglect or failure; or if Seller enters bankruptcy proceedings, becomes insolvent, makes an assignment for the benefit of its creditors, discontinues its business or is placed in receivership. Notwithstanding the foregoing, if Seller is using reasonable and prompt efforts to cure such neglect or failure, Digital shall not exercise its right of termination hereunder until the earlier of (i) ten (10) days after the end such thirty (30) day cure period, and (ii) Seller ceases using reasonable efforts to cure such neglect or failure, as determined in Digital's sole discretion.

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9.3    Seller shall submit all uses of the Digital Marks and the Digital Brand to Digital for its prior approval, which shall not be unreasonably withheld. Digital shall use reasonable efforts to grant or deny such approval promptly. As of the Closing Date, the Digital contact person for such approval shall be Jean Bouchenoire. All current uses of the Digital Marks and the Digital Brand on NPB Products and NPB Product packaging shall be deemed to have been approved. Digital's approval of any standard layouts and designs shall be limited to ensuring that such layouts and designs comply with the standards set forth in Schedule 9.1.1, as the same may be amended from time to time. After a layout or design has been approved. Seller may use the approved layouts or designs and substantially identical layouts and designs upon products, packaging and marketing collateral without further approval of Digital, except in the event that the standards set forth on Schedule 9.1.1 have been modified by Digital, in which case all such layouts and designs must be resubmitted to Digital for reapproval. The parties shall meet once per year for Digital to review all uses of the Digital Marks, the Seller Trade name, and the Digital Brand and confirm that such uses are in accordance with this Agreement.

9.6 After the Closing Date, the Seller Products listed on Schedule 9.6 shall be sold under the Digital Marks in accordance with the Product Road Map. Before the First Revenue Ship of such Products under the Digital Marks, Seller must have met all of Digital's requirements with respect to the items listed in Section 8.8 to ensure that Digital is prepared to be the exclusive provider of Warranty Services and the Strategic Network Services Partner for Contract Services for all such Products. Digital shall use reasonable efforts to expedite the approval of the branding of all such Seller Products with the Digital Marks, it being understood that the average time required is expected to be no less than eight (8) weeks but in no event shall exceed twelve (12) weeks after the Closing Date.

9.9 Seller shall be entitled to refer to an organization within Seller that predominantly sells Digital-Branded Products as the "DIGITAL Network Products Group, a Cabletron Systems, Inc. Company" (the "Seller Trade name").

9.9.2 Seller may not use the word mark "DIGITAL" other than i) as part of the Seller Trade name, ii) in all capital letters, and (iii) as set forth in this Agreement.

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9.9.4  The Seller Trade name and the Relationship Logo may only be used to identify the group or division within Seller which is manufacturing, selling, marketing, and servicing Digital-Branded Products and doing business under the Seller Trade name and the Relationship Logo. They may not be used for product branding.

9.9.7 The example set forth on Schedule 9.9.5 illustrates permitted uses of Seller Trade name and Relationship Logo, subject to Digital's approval with respect to color, size and appearance of the Digital Brand.

9.10 Seller shall abide by the Digital Trademark License and Quality Requirements terms set forth on Schedule 9.1.1.

11.2 Seller hereby grants to Digital and its Authorized Warranty Service Providers a royalty-free, non-exclusive, worldwide license to reproduce and distribute, in whole or in part, (i) all Product Information excluding documentation and training materials which the Seller markets for profit; and (ii) any other service-related materials or documentation provided by Seller to Digital or Digital Partners hereunder.

12.1 Digital owns all right, title and interest, including all Intellectual Property Rights in all materials (including diagnostic software, hardware and software tools and associated documentation) developed by Digital for its own use or the use of its Authorized Warranty Service Providers in the performance of Services.

12.2 Seller hereby grants to Digital and its Digital Partners a non-exclusive, worldwide license, until the expiration of the last Digital Services Agreement, to duplicate, use, and distribute, directly and indirectly, all Software, including revisions and updates. All Software, including revisions and updates, shall be available for duplication and distribution internally by Digital, and to Customers and/or third parties via down-loading from Seller's on-line database(s). Digital will pay Seller a royalty on any Software that is duplicated and distributed by Digital, at rates to be negotiated by the parties. Royalty payments shall be reduced by the amount of any tax required to be withheld against Seller income from royalties by a government or governmental agency; provided that the parties shall cooperate in good faith to reduce such
       -------- ----
       withholding to the extent legally possible. Where reduced or nil rates of withholding tax apply under the provisions of double

                                      -6-
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       taxation treaties, Seller shall provide Digital with the authorizations necessary to apply for such rates, and Digital shall make such filings as may be necessary to claim the benefit of the reduced or nil rate. Digital shall provide Seller any certification of the amounts withheld and copies of any certificates furnished by a withholding jurisdiction. In the event that Digital makes any payment without deduction of withholding tax, Seller shall indemnify Digital against any subsequent liability arising from the failure to make such a deduction. Prior to First Revenue Ship of a Software Product or revision or upgrade thereto, Seller will provide Digital with a distribution master for such Product, revision or upgrade.


12.2.1 Notwithstanding the foregoing, Digital may issue no charge Purchase Orders for all Software that is provided by Seller generally to Customers at no cost. Such Software shall be provided to Digital in such quantities as requested by Digital, on a royalty-free basis. Seller may, at Seller's option, provide Digital with an electronic master copy to make copies for Digital's internal use.

12.3 Seller hereby grants to Digital and its Authorized Warranty Service Providers a royalty free, non-exclusive, worldwide license, until the expiration of the last Digital Services Agreement, to use and distribute, and to provide Customers, both directly and indirectly, electronic access to all data and information contained in Seller's Product Information database (excluding company confidential information and documents and training materials which Seller markets for profit) for the purpose of providing support to Customers.

13.3 Seller shall make available for use by Digital and Digital's Authorized Warranty Service Providers service tools (including diagnostic software and hardware, hardware tools and associated documentation) to assist Digital and Digital's Authorized Warranty Service Providers in performing Services hereunder. The types, quantities and deployment of such service tools will be mutually determined by the parties. The proprietary service tools shall remain the exclusive property of Seller, and shall be returned to Seller upon expiration or termination of this Agreement.

21.1 The manufacturer of a Digital-Branded Product shall bear all costs associated with the one year manufacturer's warranty. The manufacturer of a

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       Seller Product shall bear all costs associated with the standard manufacturer's warranty for such Seller Product.

21.3 Seller warrants that all Digital-Branded Products sold by Seller to Digital under the terms of this Agreement will be free from defects in workmanship and materials under normal use and service for (i) one year for hardware and Software and (ii) ninety (90) days for floppy discs and magnetic media. All Warranty claims for Digital-Branded Products must comply with the terms of the Warranty set forth on Schedule 8.10. The manufacturer of a Digital-Branded Product, whether Digital or Seller, as the case may be, shall be responsible for all Digital-Branded Product repairs during the warranty period. Seller shall be responsible for all Seller Product repairs during the applicable standard manufacturer's warranty period.

21.4 Seller warrants that (i) Software contained in Digital-Branded Products provided hereunder will perform in substantial conformance to the program specifications therefor during its one-year warranty period; (ii) Software contained in Seller Products provided hereunder will perform in substantial conformance to the program specifications therefor during its applicable standard manufacturer's warranty period; (iii) that all defects in Software, whether contained in Digital-Branded or Seller Products, identified during the applicable warranty period will be corrected; (iv) that all Software is Year 2000 Compliant; and (v) that the magnetic media containing Software will not fail during the first ninety (90) days.

21.5 The Warranty for Digital-Branded Products shall be as set forth on the Warranty Schedule attached hereto, Schedule 8.10. The parties shall mutually agree on all additions to, deletions from or changes to the Schedule. Prior to shipment of any Digital-Branded Products, Seller shall incorporate the Warranty set forth on Schedule 8.10 into its Digital-Branded Products literature, documentation and corresponding Warranty registration cards or forms.

21.7.1 In the event that Seller evaluates and determines that there is NPF in greater than ten percent (10%) of the Products or parts returned in a six
       (6) month period, Seller reserves the right to charge Digital for each returned unit determined to be NPF thereafter, the lesser of (i) $150 or
       (ii) twenty-five percent (25%) of the purchase price.

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21.7.2 [Section renumbered as 21.7.1]

(Insert as new section)
21.8   [Text of former 21.7.1]


(Insert as new section)

21.11 Digital's exclusive remedies for breach of any warranties set forth in this Section 21 are (at Seller's option) (i) repair or replacement of the applicable Product or a refund of the purchase price; or (ii) the provision of conforming services. Seller shall not be liable for any costs or other expenses incurred by Digital in connection with such breach.

22.1.1 [ * ]



* Confidential Treatment

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Except as amended hereby, the Reseller Agreement remains in full force and effect.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


DIGITAL EQUIPMENT CORPORATION         SELLER



/s/ Chris Sullivan                    /s/ David J. Kirkpatrick
--------------------------------      --------------------------------------
Authorized Signature                  Authorized Signature

                                      David J. Kirkpatrick
Chris Sullivan                        Senior Vice President and
Vice President, Finance               Chief Financial Officer
--------------------------------      --------------------------------------
Name and Title                        Name and Title


February 7, 1998                      February 7, 1998
--------------------------------      --------------------------------------
Date                                  Date

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                            CABLETRON SYSTEMS, INC.
                            SCHEDULES AND EXHIBITS
                                     INDEX

Schedule 3.1     --   Appendix 1 - Product Road Map

Schedule 6.1.1   --   Quality Assurance Guidelines for Software

Schedule 9.1.1   --   Trademark License and Quality Requirements

     Appendix 1  --   The Digital Brand

     Appendix 2  --   DEC Formative Marks

     Appendix 3  --   Digital Logo Reproduction Requirements

     Appendix 5  --   Digital Brand Usage Requirements

     Appendix 6  --   Usage Criteria for DEC Formative Marks

     Appendix 7  --   Relationship Logo Usage Requirements

Schedule 9.6     --   Seller Products to be Digital-Branded

Schedule 9.8     --   Standards for Use of the Digital Marks

Schedule 9.9.5   --   Sample Business Card

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